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                                                                   EXHIBIT 10.52

                                   PCTEL, INC.

                                MARTIN H. SINGER
                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      This Amended and Restated Employment Agreement (the "Agreement") is entered into effective as of January 6, 2006 (the "Effective Date") by and between PCTEL, Inc. (the "Company") and Martin H. Singer ("Executive").

      1. Superseding Agreement. This Agreement shall supersede the Employment Agreement dated effective as of July 1, 2003 between Executive and the Company, the Addendum to the Employment Agreement dated September 30, 2003, and the Amendment to the Employment Agreement dated May 4, 2005. This Agreement, together with the other agreements identified in Section 18 below, shall represent the entire agreement and understanding between the parties as to the subject matter herein.

      2. Duties and Scope of Employment.

            (a) Positions and Duties. Executive will continue to serve as Chief Executive Officer of the Company, a position Executive has held since October 17, 2001. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Company's Board of Directors (the "Board").

            (b) Board Membership. Executive will continue to serve as a member and Chairman of the Board, subject to any required Board and/or stockholder approval.

            (c) Obligations. During the Employment Term (as defined below), Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of Executive's employment with the Company, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

      3. Employment Term. It is intended that the employment arrangement contemplated by this Agreement shall continue until June 30, 2008 (such five (5) year period being referred to herein as the "Employment Term"). Notwithstanding the foregoing, the parties agree that neither this Agreement nor any provision herein is intended to guarantee the continuation of Executive's employment for the duration of the Employment Term. In the event that Executive's employment with the Company terminates prior to the expiration of the Employment Term for any reason, the parties agree that Executive shall be entitled to receive only those benefits that are expressly provided by this Agreement in such circumstances.

      4. Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at an annualized rate (the "Base Salary") determined by the Board and the Compensation Committee of the Board (the "Compensation Committee"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual required withholding. Executive's annual Base Salary will be reviewed on an

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annual basis by the Compensation Committee in accordance with the Compensation
Committee's established procedures for reviewing salaries of the Company's executive officers.

            (a) Bonus. While Executive is employed during the Employment Term, Executive shall be entitled to receive, within sixty (60) days after the end of each completed fiscal year, an annual target bonus (the "Core Bonus"), based on the Company's fiscal year of up to one hundred percent (100%) of Executive's then-current Base Salary based upon Executive's performance and the Company's attainment of objectives mutually agreed upon by Executive and the Compensation Committee (the objectives for fiscal year 2005 are set forth in a separate schedule from this Agreement). In addition, while Executive is employed during the Employment Term, Executive shall be entitled to receive an additional annual bonus (the "Stretch Bonus") in an amount to be determined based on performance goals established each year by the Compensation Committee and Board. The Stretch Bonus shall be based on milestones to be measured over a one (1)-year period, with any bonus payments becoming payable within thirty (30) days of the end of the one (1)-year period (the target amount objectives for the Stretch Bonus for fiscal year 2005 are set forth in a separate schedule from this Agreement). Except as permitted under Section 8, Executive must be employed by the Company during the entire applicable bonus period for the payment of either the Core Bonus or the Stretch Bonus. With respect to any subjective milestones, the determination of whether Executive has attained the milestones for both the Core Bonus and the Stretch Bonus, and the amount, if any, of any bonus shall be reasonably determined by the Compensation Committee.

            (b) Equity Awards.

                  (i) Stock Options. Executive has been granted stock options from time to time to purchase shares of the Company's Common Stock (the "Options"). The Options will continue to vest on their original terms as long as Executive provides continued service to the Company on the relevant vesting dates and subject to the accelerated vesting provisions set forth in the Amended and Restated Management Retention Agreement, dated as of even date herewith, between the Company and Executive. The Options are subject to the terms, definitions and provisions of the Company's 1997 Stock Plan (the "Option Plan") and the stock option agreements by and between Executive and the Company (the "Option Agreements"), all of which documents are incorporated herein by reference.

                  (ii) Restricted Stock Grant. Executive has been granted from time to time restricted stock awards of the Company's Common Stock (the "Restricted Shares"). Executive shall acquire a vested interest in, and the Company's repurchase right shall accordingly lapse with respect to all of the Restricted Shares, in accordance with their original terms, subject to Executive's continued service to the Company on such date. The restricted stock grants shall be subject to the terms, definitions and provisions of the Option Plan and the restricted stock award agreements evidencing the restricted stock grants (the "Restricted Stock Agreements"), which documents are incorporated herein by reference.

                  (iii) Acceleration upon Certain Termination Following Change of Control. The exercisability of Executive's Options and the vesting of Executive's Restricted Shares may be subject to acceleration in accordance with the terms and conditions set forth in the Management Retention Agreement.

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            (c) Deferred Compensation. Independent of the provisions of Section
8, with respect to the Company's Deferred Compensation Plans, Executive shall continue to be entitled to receive the rights and benefits permitted Executive under such plans.

      5. Employee Benefits. While Executive is employed during the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company's group medical, dental, vision, disability, life insurance, flexible-spending account plans and Executive Deferred Compensation Plan and Executive Deferred Stock Plan (together the "Deferred Compensation Plans"). The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time; provided, however, that if the Company does so, then in such event, Executive shall be compensated in an equivalent amount for any loss represented by such cancellation or change as additional compensation, unless such cancellation or change applies equally to all senior executive officers of the Company.

      6. Vacation. While Executive is employed during the Employment Term, Executive shall be entitled to vacation benefits established by the Company commensurate with Executive's status as the Chief Executive Officer and Chairman of the Board. Notwithstanding the foregoing, the Executive shall have no less than four (4) weeks of vacation. The Company's vacation policy may be revised from time to time.

      7. Expenses. While Executive is employed during the Employment Term, the Company will promptly reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time. In addition, Executive shall be entitled to (a) reimbursement for his legal fees incurred in connection with the legal review of this Agreement up to a maximum of five thousand dollars ($5,000.00) and (b) a monthly car allowance of one thousand five hundred dollars ($1,500.00). The legal expense reimbursement shall be made within ninety (90) days of the execution date of this Agreement.

      8. Severance.

            (a) Termination Following a Change of Control. If during the Employment Term Executive's employment is terminated within twelve (12) months following a Change of Control, the severance and other benefits to which Executive is entitled, if any, shall be governed by the Management Retention Agreement (which includes the definition of Change of Control). Notwithstanding the foregoing, for purposes of Section 4(b) of Executive's Management Retention Agreement, the term "Target Bonus" shall be deemed to include both the Core Bonus and the Stretch Bonus. Furthermore, with respect to the Deferred Compensation Plans, if during the Employment Term, Executive's employment is terminated within twelve (12) months following a Change of Control (as defined therein), Executive shall be entitled to all rights and benefits permitted Executive under such plans.

            (b) Involuntary Termination other than for Cause, Death or Disability or Voluntary Termination for Good Reason Apart From a Change of Control. If during the

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Employment Term, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, Executive's employment with the Company terminates either (A) involuntarily by the Company for reasons other than Cause, death or Disability (as such capitalized terms are defined below) or (B) by Executive pursuant to a Voluntary Termination for Good Reason, and Executive signs and does not revoke a standard release of claims with the Company, then, subject to Section 12, Executive shall be entitled to receive the following benefits from the Company:

                  (i) Salary and Bonus Continuation. Executive shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at the rate equal to Executive's Base Salary rate, as then in effect, for a period of twenty-four (24) months from the date of such termination in accordance with the Company's normal payroll policies. In addition, Executive shall be entitled to receive one hundred percent (100%) of Executive's Core Bonus (less applicable withholding taxes) as in effect for the fiscal year in which Executive's termination occurs, payable in equal installments over a period of twelve (12) months from the date of such termination in accordance with the Company's normal payroll practices. Executive shall not be entitled to any Stretch Bonus as severance under this Section 8(b). If the Company reasonably determines that Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), will result in the imposition of additional tax to an earlier payment of the severance payments, the first six (6) months of the severance payments will accrue during the six (6)-month period following the Executive's termination and will become payable in a lump sum payment on the date that is six (6) months and one (1) day following the date of the Executive's termination of employment. The remaining severance payments will be paid in accordance with the Company's normal payroll practices until all the severance payments have been made. Notwithstanding the terms of this Agreement, the continuation of Executive's Base Salary, the payment of the Core Bonus and the provision of other benefits as provided in this Section 8(b) shall be in lieu of any and all other benefits which Executive may be entitled to receive on the date of Executive's termination of employment pursuant to any Company severance and benefit plans and practices or pursuant to other agreements with the Company, other than the Deferred Compensation Plans, the benefits of which will be provided to Executive in accordance with the terms of such plans.

                  (ii) Benefits. The Company will reimburse Executive for the cost of Executive's continued participation in the Company's health, dental and vision plans at the same level of coverage as was provided to Executive immediately prior to the termination of Executive's employment with the Company ("Company-Paid Coverage"). If such coverage included Executive's dependents immediately prior to Executive's termination, such dependents shall also be covered at the Company's expense. Company-Paid Coverage shall continue until the earlier of (i) eighteen (18) months following the date of the termination of Executive's employment (the "Benefits Termination Date"), or (ii) the date upon which Executive or Executive's dependents become covered under another employer's group health, dental and vision insurance benefit plans. If, after eighteen (18) months following the Benefits Termination Date, Executive has not become covered under another employer's group health, dental and vision insurance benefit plans, Executive may independently obtain health, dental and vision insurance benefits comparable in the aggregate in scope and coverage to that provided by the Company to Executive immediately prior to the Benefits Termination Date, and the Company shall reimburse Executive for the cost of the premiums paid for such benefits until the earlier of (A) six (6) months following the termination of Company-Paid Coverage, or (B) the date upon which Executive and Executive's dependents become covered under

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another employer's group health, dental and vision insurance benefit plans.
Notwithstanding the foregoing, in no event will the Company provide any reimbursements to Executive under this Section 8(b)(ii) beyond December 31 of the second calendar year following the termination of Executive's employment.

                  (iii) Partial Accelerated Vesting. All equity awards (including but not limited to the Options and the Restricted Shares) from the Company then held by Executive shall partially accelerate, or if Executive is then holding unvested shares, the Company's right to repurchase the then-unvested shares under each such equity award shall partially lapse, with respect to the number of shares under each such award that would have become vested or been released from such repurchase right under each respective equity award if Executive's employment with the Company had continued for an additional twelve (12) months following such termination date.

            (c) Voluntary Termination; Termination for Cause. If during the Employment Term Executive's employment is terminated by the Company for Cause, or by Executive for any reason, including death or Disability but other than pursuant to a Voluntary Termination for Good Reason then (A) all further vesting of any stock option (including the Options), restricted stock award (including the Restricted Shares) or other Company equity compensation held by Executive will cease immediately (however, Executive shall be permitted to exercise vested options for the time period specified in his option agreements and he shall retain all vested restricted stock) and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (B) Executive will only be eligible for severance benefits in accordance with the Company's established policies as then in effect. If Executive's employment is terminated for any reason subsequent to the Employment Term, Executive will only be eligible for severance and other benefits in accordance with the Company's established policies and plans as then in effect.

      9. Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the code, then Executive's severance benefits under the Employment Agreement shall be payable either

      (i)   in full, or

      (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of severance benefits under the Employment Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning

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applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

      10.   Section 409A.

            (a) Section 409A Compliance. This Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

            (b) Board Discretion. Notwithstanding the provisions set forth in this Agreement, the Board of Directors or the Committee may in its sole discretion at any time amend the timing of payments or benefits set forth under
Section 8 for the benefit of Executive, to the extent such amended timing can be effected in compliance with Section 409A of the Code and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder.

      11.   Definitions.

            (a)   Cause. "Cause" shall mean:

                  (i) An act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Executive;

                  (ii) Executive being convicted of, or a plea of nolo contendere to, a felony;

                  (iii) A willful act by Executive which constitutes gross misconduct and which is injurious to the Company; or

                  (iv) Following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company's reasonable belief that Executive has not substantially performed his duties, continued violations by Executive of Executive's obligations to the Company which are demonstrably willful and deliberate on Executive's part and affords Executive a reasonable opportunity to cure within a reasonable period of time.

            (b)   Disability. "Disability" shall mean that:

                  (i) Executive has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) consecutive weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative (such Agreement as to acceptability not to be unreasonably withheld); and

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                  (ii) Executive is disabled pursuant to the terms of the
Company's long-term disability insurance covering Executive as then in effect. Termination resulting from Disability may only be effected after at least thirty
(30) days' written notice by the Company of its intention to terminate Executive's employment. In the event that Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

            (c) Voluntary Termination for Good Reason. "Voluntary Termination for Good Reason" shall mean Executive voluntarily resigns after the occurrence of any of the following:

                  (i) Without Executive's express written consent, a material reduction of Executive's duties, title, authority or responsibilities, relative to Executive's duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, title, authority or responsibilities; provided, however, that a "Voluntary Termination for Good Reason" shall not be deemed to have occurred in connection with a reduction of duties, title, authority or responsibilities resulting solely from (A) a Change of Control (as defined in the Management Retention Agreement), or (B) any change in Executive's position as Chairman of the Board as a result of any legislation, statute, rule or regulation (including rule or regulation of Nasdaq) that would require, or encourage for purposes of prudent corporate governance, the separation of the roles of the Chairman and the Chief Executive Officer, or any stockholder proposal to similar effect approved by a majority of the stockholders;

                  (ii) Without Executive's express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction;

                  (iii) A reduction by the Company in the base salary of Executive as in effect immediately prior to such reduction;

                  (iv) A material reduction by the Company in the aggregate level of employee benefits, including bonuses, to which Executive was entitled immediately prior to such reduction with the result that Executive's aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees); or

                  (v) Any act or set of facts or circumstances which would, under Illinois case law or statute, constitute a constructive termination of Executive.

      12.   Conditional Nature of Severance Payments.

            (a) Noncompete. Executive acknowledges that the nature of the Company's business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the twenty-four (24) months following the termination of Executive's employment (the "Restricted Period") with the Company for any reason (whether during the Employment Term or subsequent to the end of such period), it would be very difficult for Executive not to rely on or use the Company's trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, Executive agrees and acknowledges that Executive's right to receive the severance payments set forth in Section 8 (to the extent Executive is otherwise entitled to such

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payments) shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes in the markets for the Restricted Business; provided, however, that nothing in this
Section 12(a) shall prevent Executive from owning as a passive investment less than one percent (1%) of the outstanding shares of the capital stock of a publicly-held company if (A) such shares are actively traded on the New York Stock Exchange or the Nasdaq National Market and (B) Executive is not otherwise associated with such company or any of its affiliates. The "Restricted Business" for purposes of this Agreement is one which is engaged in the design, development, manufacture, production, marketing, sale, licensing or servicing of any products, or the provision of any services, that are the same as or similar to those of the Company during the Restricted Period. Upon any breach of this section, all severance payments and benefits pursuant to this Agreement shall immediately cease.

            (b) Non-Solicitation. During the twenty-four (24) months following the termination of Executive's employment with the Company for any reason (whether during or after the Employment Term), Executive agrees and acknowledges that Executive's right to receive the severance payments set forth in Section 8 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Executive or for any other entity or person.

            (c) Understanding of Covenants. Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and
(ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

      13. Additional Representations, Warranties and Acknowledgments by Executive. Executive represents and warrants to the Company that Executive is not subject to any conditions, such as a covenant not to compete with a former employer, that would in any way restrict either the Company's ability or right to employ Executive or which would result in the Company incurring additional costs for employing Executive. Further, Executive acknowledges that (i) the consulting agreements between the Company and Executive dated as of February 15, 2001 and April 29, 2001 terminated in their entirety as of October 31, 2001 and
(ii) Executive's obligations to maintain the confidentiality of all confidential and proprietary information of the Company under Executive's confidentiality agreement with the Company dated October 17, 2001 (the "Confidentiality Agreement") remain in full force and effect.

      14. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.

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Any other attempted assignment, transfer, conveyance or other disposition of
Executive's right to compensation or other benefits will be null and void.

      15. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

          If to the Company:

          PCTEL, Inc.
          8725 West Higgins Road
          Suite 400
          Chicago, Illinois  60631
          Attn: General Counsel

          If to Executive:

          Martin H. Singer
          (at the last residential address known by the Company)

      16. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

      17. Arbitration and Equitable Relief.

            (a) Arbitration. Except as provided in Section 17(b) below, Executive agrees that any dispute or controversy arising out of, relating to, or concerning Executive's employment with the Company or the termination of Executive's employment with the Company, or any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Cook County, Illinois, in accordance with the National Rules for Resolution of Employment Disputes then in effect of the American Arbitration Association, except as provided in Section 17(b) below. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The Company and Executive shall each pay one-half of the costs and expenses of such arbitration, and each party shall separately pay its counsel fees and expenses.

      This arbitration clause constitutes a waiver of Executive's and the Company's right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, except as provided in Section 17(b) below, including, but not limited to, the following claims:

                  (i) Any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both

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express and implied; negligent or intentional infliction of emotional distress;
negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

                  (ii) Any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the Fair Labor Standards Act;

                  (iii) Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

            (b) Equitable Remedies. Executive agrees that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in Section 12. Accordingly, Executive agrees that if Executive breaches such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Executive further agrees that no bond or other security shall be required in obtaining such equitable relief, and Executive hereby consents to the issuance of such injunction and to the ordering of specific performance.

            (c) Consideration. Executive understands that each party's promise to resolve claims by arbitration in accordance with the provisions of this Agreement, rather than through the courts, is consideration for other party's like promise. Executive further understands that Executive is offered employment hereunder in consideration of Executive's promise to arbitrate claims.

            (d) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body, such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers' Compensation Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim (other than workers' compensation claims).

            (e) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that Executive is waiving Executive's right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this Agreement.

      18. Integration. This Agreement, together with the Option Plan, Option Agreements, the Restricted Stock Agreement, the Deferred Compensation Plans, the Confidential Information Agreement, the Management Retention Agreement, and the equity awards that have previously been issued to Executive and the schedules apart from this Agreement that set forth the milestones for the payment of the Core Bonus and the Stretch Bonus, represents the entire agreement and

                                                                            -10-
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understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto (except that the Option Plan and the Deferred Compensation Plans may be revised or modified in accordance with their terms).

      19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

      20. Governing Law. This Agreement will be governed by the laws of the State of Illinois (with the exception of its conflict of laws provisions).

      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

PCTEL, INC.

By: /s/ Richard C. Alberding                         Date: January 6, 2006
    ------------------------------------

Name: Richard C. Alberding

Title: Chairman, Compensation Committee of the Board of Directors

EXECUTIVE:

/s/ Martin H. Singer                                 Date: January 6, 2006
----------------------------------------
Martin H. Singer

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